Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Duke Realty Corporation and
The Partners of
Duke Realty Limited Partnership:

We consent to the use of our report dated February 20, 2015, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2014, the related financial statement on Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014.
Our report refers to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.
We consent to the use of our report dated February 20, 2015, with respect to the consolidated balance sheets of Duke Realty Limited Partnership as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014.
Our report refers to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.
These reports are incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Indianapolis, Indiana
April 30, 2015